Exhibit 12.1



                FINANCIAL FEDERAL CORPORATION AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF DEBT-TO-EQUITY RATIO
                            (Dollars in Thousands)



                                                      July 31,
                                               ---------------------
                                                 1999         1998
                                               --------     --------

          Total debt                           $745,442     $602,822

          Stockholders' equity                 $144,982     $123,229

          Debt-to-equity ratio                      5.1          4.9
                                                    ===          ===

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